Exhibit II

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, dated the 26th day of June 2000, between and among VINTAGE III, INC., a Delaware corporation having its principal executive offices at 215 Commerce Boulevard, Anderson, South Carolina 29625 ("Vintage" or "Purchaser"); ITEM-EYES, INC., a New York corporation having its principal executive offices at 90-A Adams Street, Hauppauge, New York 11788 (the "Company" or "Seller"); and MARTIN AXMAN ("Axman"), MARC ABRAMSON ("Abramson"), and ELLEN BECKER ("Becker") (collectively, the "Stockholders" or "Stockholder Executives").

     WHEREAS, Hampshire Group, Limited ("Hampshire Group"), a Delaware corporation having its principal executive offices at 215 Commerce Boulevard, Anderson, South Carolina 29625, is the sole stockholder of Vintage;

     WHEREAS, the Company designs fashion apparel, including, but not limited to, blouses, skirts, sweaters, jackets, suits, dresses and related apparel, in its operations center; sources the products from independent contractors; markets such apparel from its sales offices and showroom, utilizing the Requirements label and private labels; and has the merchandise distributed by Precise Pick and Pack of New Jersey, Ltd. ("Precise Pick and Pack"), a third-party distribution center;

     WHEREAS, Axman is President, Chief Executive Officer and majority stockholder of the Company;

     WHEREAS, Abramson and Becker are key executives and minority stockholders of the Company;

     WHEREAS, Axman, Abramson and Becker together own all the capital stock of the Company; and

     WHEREAS, Seller and the Stockholders desire to sell and Purchaser desires to purchase certain assets of the Company (the "Purchased Property" as hereinafter defined), which property constitutes substantially all of the assets of the Company as of the Purchase Date, all upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises, representations, warranties and mutual agreements herein set forth, Vintage, the Company and the Stockholders hereby agree as follows:

     1. DEFINITIONS As used herein the following terms shall, unless the context clearly indicates otherwise, have the following meanings:

     "Accounts Payable" shall mean the unpaid invoices of vendors and suppliers of the Company incurred in the ordinary course of business, consistent with past practices, through the Closing Date. Accounts Payable as June 14, 2000 are set forth in Exhibit 1(A) hereof and shall be updated as of the Closing Date.
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     "Accounts Receivable" shall mean all accounts receivable of the Company generated in the ordinary course of business, consistent with past practices, through the Closing Date, including balances due from factor, properly valued for discounts, collectibility, allowances for returns, advertisements, rebates and customer chargebacks for markdowns, margin adjustment, etc. Accounts Receivable and Open Allowances as of June 14, 2000 are set forth in Exhibit 1(B) hereof and shall be updated as of the Closing Date.

     "Accrued Expenses" shall mean the expenses of the Company accrued in the ordinary course of business, consistent with past practices, through the Closing Date (excluding the expenses incurred in connection with the negotiation, implementation and closing of this Agreement), whether or not an invoice has been received. Accrued Expenses as of May 31, 2000 are set forth in Exhibit 1(C) hereof and shall be updated as of the Closing Date.

     "Affiliate" shall mean, with respect to any given Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Apartment" shall mean the condominium apartment located at 15 East 69th Street, Apt. 3D, New York, New York.

     "Assumed Contracts" shall mean collectively the Premise Leases, Equipment and Other Leases, Purchase Orders, Sales Commitments and Other Contracts related to the operations of the Company.

     "Assumed Liabilities" shall have the meaning set forth in Paragraph 2(F)(i) hereof.

     "Bank Credit Facility" shall mean that certain revolving credit facility, including Letters of Credit, provided to the Company by CIT Group, Inc. in the aggregate amount of $40,000,000 (Forty Million Dollars) for which the Purchased Property is partially pledged (copy is attached as Exhibit 1(D) hereof).

     "Closing" shall have the meaning set forth in Paragraph 5 hereof.

     "Closing Date" shall mean 2:00 P.M. Eastern Standard Time on or before August 17, 2000, or such other date and at such other time as the parties shall mutually agree upon in writing, but no later than September 5, 2000, and strictly in accordance with Paragraph 17.

     "Common Stock" shall mean the Hampshire Group Limited Common Stock, Par Value Ten Cents ($0.10) per share, to be delivered pursuant to Paragraph 3(D) hereof.
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     "Deemed Value" shall mean the average closing price of the Shares for the five (5) trading days immediately preceding the public announcement of the transactions contemplated herein and the five (5) trading days immediately following such public announcement.

     "Equipment and Other Leases" shall mean any leases covering Machinery and Equipment or office equipment used at or in the operations of the Premises, as listed on Exhibit 1(E), copies of which have been delivered to Purchaser.

     "Excluded Assets" shall mean the Apartment listed on Exhibit 1(F).

     "Excluded Liabilities" shall have the meaning set forth in Paragraph 2(F)(ii) hereof.

     "Financial Statements" shall have the meaning set forth in Paragraph 6(T) hereof.

     "GAAP" shall mean United States generally accepted accounting principles consistently applied.

     "Intangible Property" shall have the meaning set forth in Paragraph 2(A)(xii) hereof.

     "Liabilities" shall mean any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

     "Letters of Credit" shall mean all of the letters of credit issued in the ordinary course of business, consistent with past practices, and outstanding through the Closing Date. Letters of Credit as of June 14, 2000 are set forth in
Exhibit 1(G) hereof and shall be updated as of the Closing Date.

     "Licenses and Permits" shall have the meaning set forth in Paragraph 2(A)(xi) hereof.

     "Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of Seller, taken as a whole, provided that any "chargebacks" or other allowances granted by Seller to its customers in the ordinary course of business, consistent with past practices, shall not be deemed to result in a Material Adverse Effect.

     "Machinery and Equipment" shall mean all of the machinery and equipment of the Company, including, but not limited to, sewing machines, joining and other machines, cutting and marking equipment, dryers, winders, pressing tables, boilers, forklifts, fixtures, conveyors, maintenance equipment, hand tools, fire equipment, climate changes, fans and blowers, air compressors, furniture and fixtures, office equipment, computers, tooling, pallets, spare parts and supplies owned or used by the Company in the design, development sourcing and
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marketing of Products, or located at or on the Premises, including, without limitation, those items listed on Exhibit 1(H), and in which the Company had any right, title or interest as of the Purchase Date, plus additions thereto through the Closing Date, and all of the replacement parts for any of the foregoing in which the Company had or shall have as of such dates any right, title or interest, together with all information, patents, drawings, manuals and data relating to the operation of the Machinery and Equipment, any rights of Seller in and to the warranties and licenses, if any, received from manufacturers and sellers of the aforesaid items and any related claims, credits, rights of recovery and setoff with respect to the Machinery and Equipment, with no machinery and equipment having been removed from the Company by the Stockholders since September 30, 1999, except in the ordinary course of business.

     "Net Apartment Cost" shall mean the difference between (x) all payments made by Seller for the Apartment after December 31, 1999 (including mortgage, taxes and maintenance fees), and (y) all rental payments received by Seller for the Apartment after December 31, 1999.

     "Other Contracts" shall mean those employment agreements, union agreements, license agreements, service contracts and other similar agreements not constituting Premise Leases, Equipment Leases, Purchase Orders, Sales Commitments or Licenses and Permits, as listed on Exhibit 1(I), copies of which have been delivered to Purchaser, to the extent that any such contract remains executory after the Closing Date.

     "Other Inventory" shall mean all labels, hangtags, packaging, empty cartons and other supplies for use in connection with the design, development, sourcing and marketing of Products, located at or on the Premises, at contractors or in transit, held in the ordinary course of business, through the Closing Date, in which Seller had or shall have any right, title or interest, together with any rights of Seller to the warranties received from its suppliers with respect to such inventory and any related claims, credits, rights of recovery and setoff, as listed in Exhibit 1(J) hereof.

     "Other Property" shall mean all Purchased Property described in Paragraph 2(A) hereof, other than the Machinery and Equipment, Product Inventory and Other Inventory.

     "Person" shall include an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity or a division or business unit thereof.

     "Premises" shall mean the physical facilities from which the Company operates its business, including the operations center at 270 West Thirty Eight Street, New York, New York; the administrative offices at 90-A Adams Street, Hauppauge, New York; the warehouse at 90 Dayton Avenue, Passaic, New Jersey; Precise Pick and Pack at 900 Passaic Avenue, East Newark, New Jersey; and the sales offices and showroom at 1411 Broadway, New York, New York.

     "Premises Leases" shall mean the leases for the Premises on the date hereof as attached as Exhibit 1(K) hereto.
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     "Prepaid Expenses and Other Assets" shall have the meaning set forth in
Paragraph 2(A)(v) hereof.

     "Products" shall mean women's apparel, including, but not limited to, blouses, skirts, sweaters, shirts, pants, jackets, dresses and related apparel.

     "Product Inventory" shall mean the entire inventory of Seller located on the Premises, at contractors and in transit, including, but not limited to, finished products, production and showroom samples, work in process, raw materials, trimmings and findings, and other inventory related to Products, held in the ordinary course of business through the Closing Date, valued at the lower of cost or market price. Product Inventory as of June 14, 2000 is listed in
Exhibit 1(L) hereof and shall be updated as of the Closing Date.

     "Promissory Notes" shall mean the nonnegotiable notes issued by Purchaser to the Stockholders pursuant to Paragraph 3(C) hereof.

     "Purchase Date" shall mean the Closing Date.

     "Purchase Orders" shall mean those open purchase orders of the Company issued by the Company in the ordinary course of business through the Closing Date. Purchase Orders as of the date of this Agreement are listed in Exhibit 1(M) hereto.

     "Purchase Price" shall have the meaning set forth in Paragraph 3 hereof.

     "Purchased Property" shall mean the tangible and intangible assets to be transferred pursuant to Paragraph 2(A) hereof.

     "Ralph Martinez Note" shall mean that certain promissory note payable to Ralph Martinez, a former stockholder, pursuant to a stock redemption agreement of 24.48% interest in the Company, such note and stock redemption agreement set forth in Exhibit 1(N) hereof.

     "Real Property Leases" shall have the meaning set forth in Paragraph 2(A)(viii) hereof. Real Property Leases, excluding Premises Leases, are set forth in Exhibit 1(O).

     "Reserves" shall mean all reserves for accounts receivables and inventory created in the ordinary course of business and maintained in accordance with past practices of the Company, consistent with GAAP, through the Purchase Date.

     "Sales Commitments" shall mean those unfulfilled sales orders, commitments by the Company to customers and other agreements of the Company, whether written or oral, made in the ordinary course of business, to sell Products through the Closing Date. Sales Commitments as of June 14, 2000 are set forth in Exhibit 1(P) hereof and shall be updated as of the Closing Date.

     "Securityholder" shall have the meaning set forth in Paragraph 3(F) hereof.

     "Shares" shall have the meaning set forth in Paragraph 3(D) hereof.

     "Transferred Employees" shall mean all employees of the Company as listed on Exhibit 1(Q), whose employment by the Company is terminated as of the Closing Date and whose employment by Vintage, as hereinafter provided in Paragraph 8(E), begins on the Closing Date.
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2.PURCHASE AND SALE OF THE PURCHASED PROPERTY

     A. Purchase. Subject to the terms and conditions herein set forth, on the Closing Date, Seller shall sell, transfer and assign to Purchaser and Purchaser shall purchase all of Seller's right, title and interest in and to the Purchased Property described below, free and clear of all mortgages, liens, charges, encumbrances or security interests of any nature whatsoever, other than those expressly described on Exhibit 2(A). As used in this Agreement, the "Purchased Property" means all tangible and intangible assets of the Company, either owned, leased or otherwise held by Seller on the Closing Date (except for the Excluded Assets set forth on Exhibit 1(F)), including without limitation, all of the items described below:

          (i) All Machinery and Equipment;

          (ii) All Product Inventory and Other Inventory;

          (iii) All non-inventoried supplies, tooling, repair parts and other assets located in or used in the operations of the Premises on the Purchase Date, plus additions thereto through the Closing Date, excluding items consumed, abandoned or disposed of in the ordinary course of operations as obsolete or worn out;

          (iv) All cash on hand and in bank accounts;

          (v) All prepaid expenses and other assets including, but not limited to, items set forth in Exhibit 2(A)(v) hereto and updated as of the Closing Date.

          (vi) All Accounts Receivable;

          (vii) All Assumed Contracts;

          (viii) All Sales Commitments;

          (ix) All leases of real property, including without limitation, the Premises and any private and public warehouses, under which the Company is lessee, used in the operations of the Company;

          (x) All Equipment and other Leases;

          (xi) All government permits, authorizations and licenses transferable, owned or held by Seller and used in the operations of the Company (collectively, "Licenses and Permits") including, without limitation, those set forth in Exhibit 2(A)(xi); and

          (xii) All intangible personal property and rights of Seller, including without limitation, all customer lists, trademarks, service marks, trade names, copyrights, patterns, designs, patents, inventions, knowhow, trade secrets, other similar rights, computer programs and program products, claims against third parties and all other rights owned, held or leased by the Company through the Closing Date, the trade names "Item-Eyes," "Requirements," "Nouveau" and "Leslie Stevens," and all goodwill of Seller relating to the business and operations of the Company (collectively the "Intangible Property") including, without limitation, those listed on
     Exhibit 2(A)(xii). The parties agree that the Purchased Property includes all assets located on the Premises, at contractors, or in transit through the Closing Date.

     B. Sale at Closing Date. The sale, transfer, assignment and delivery by Seller of the Purchased Property to Purchaser, as herein provided, shall be effected on the Closing Date by a bill of sale, endorsements, assignments and such other instruments of transfer and conveyance substantially similar to those attached hereto as Exhibits 2(B)(i) and 2(B)(ii).

     C. Subsequent Documentation. The parties shall, at any time and from time to time after the Closing Date, upon the reasonable request of either party, but at the expense of the requesting party, execute, acknowledge and deliver, or will cause to be acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession any or all of the Purchased Property to be purchased by Purchaser as provided herein, or documents for the benefit of Seller.

     D. Assignment and Transfer of Contracts and Rights. On the Closing Date, Seller shall assign and transfer to Purchaser and Purchaser shall acquire, all of Seller's right, title and interest in and to the Assumed Contracts and all other warranties and other contractual rights as to third parties held by or in favor of Seller with respect to the Purchased Property and the Premises. To the extent that the assignment of any Assumed Contract shall require the consent of any other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment, without consent, would constitute a breach thereof. Seller and the Stockholders shall use their best efforts to obtain the consent of the other parties to such contracts for the assignment thereof to Purchaser. If such consent is not obtained in respect of any such Assumed Contract, Seller and the Stockholders shall cooperate with Purchaser in making any reasonable arrangements requested by Purchaser to provide for Purchaser the benefits which would have been obtained under such Assumed Contract. In the event any consent required for any Premises Lease is not obtained by the Closing, Seller, the Stockholders and Purchaser will negotiate in good faith with the landlord under such Lease to obtain such consent, or Seller and the Stockholders will obtain comparable space for the benefit of Purchaser. Seller and the Stockholders shall hold Purchaser harmless for any increased cost under any Premises Lease in connection with any consent or any increased costs relating to any comparable lease.

     E. Stockholders' Interest. Except for the Excluded Assets, Axman, Abramson and Becker hereby disclaim any interest or claims that they may have to (i) any assets of the Company; (ii) any proceeds from the sale of such assets other than which may result from their equity interest in the Company; and (iii) any proceeds other than those set forth in Paragraph 3 of this Agreement and any amendment thereto.

     F. Assumption of Certain Obligations: Excluded Liabilities.

          (i) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Purchaser shall assume, pay, perform and discharge the Accounts Payable listed in Exhibit 1(A) and the Accrued Expenses listed in
     Exhibit 1(C) plus the balance outstanding on the Bank Credit Facility and any Letters of Credit, Assumed Contracts, Other Contracts, Real Property Leases, Equipment and Other Leases, the Ralph Martinez Note and the promissory note of Seller payable to Hampshire Group issued concurrent herewith in respect of the $5,000,000 Deposit, as well as all Liabilities incurred in the ordinary course of business after December 31, 1999 through the Closing Date (the "Assumed Liabilities"), including liabilities founded upon negligence, breach of warranty, strict liability in tort and/or other legal theory, seeking compensation or recovery for or relating to damage to property, notwithstanding that the date on which the damages, claim or demand was or is either before or after the Closing Date, provided that such liabilities are not covered by the Company's insurance policy and the aggregate payments for such liability do not exceed the sum of $100,000 through the Closing Date. Notwithstanding the foregoing, Purchaser shall not assume, pay, perform or discharge any Liabilities incurred in the ordinary course of business after December 31, 1999 through the Closing Date if such Liabilities are known to Seller or the Stockholders as of the date hereof and/or such Liabilities have not been disclosed in Exhibits 1(A) and 1(C) hereof or in the Exhibits to Paragraph 6 hereof.

          (ii) Except for the Assumed Liabilities specifically assumed by Purchaser as aforesaid and as otherwise specifically provided for in this Agreement, including but not limited to Paragraph 2(F)(i) hereof, Purchaser is not assuming the following (the "Excluded Liabilities"):

               (a) Any Liabilities arising from Seller's or the Stockholders' ownership of the Apartment, including the one million dollars ($1,000,000) mortgage on the Apartment payable to Fleet Bank and any mortgage, interest, taxes and maintenance fees paid since January 1, 2000.

               (b) Any accounts and notes payable owed by Seller to any officer, director, stockholder or employee of Seller or any family member or other Affiliate of such officers, directors, stockholders or employees or to any third party not specifically included herein as an Assumed Liability.

               (c) Any Liabilities of Seller or the Stockholders for taxes of any kind for any period prior to the Closing Date and any liabilities for taxes of any kind in connection with the transfer of the Purchased Property.

               (d) Any Liabilities of Seller or the Stockholders for the unpaid taxes of any Person under Reg.1.1502-6 promulgated under the Internal Revenue Code as amended (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

               (e) Any Liabilities relating to any litigation, claim, demand or governmental proceeding including, but not limited to, any claim that any asset infringes on the rights of any third parties, in each case to the extent that any such liability arises out of or relates to an occurrence, condition, fact or circumstance existing prior to January

          1, 2000, or, if after January 1, 2000 but prior to the Closing Date, in excess of the $100,000 amount referred to in the penultimate sentence of Paragraph 2(f)(i) (which amount will be an Assumed Liability hereunder), except for those matters set forth on Exhibit 2(F)(ii)(e) hereof.

               (f) Any Liabilities of the Company incurred for periods prior to January 1, 2000;

               (g) Any Liabilities imposed by law or arising out of or resulting from Seller's or the Stockholders' noncompliance with any federal, state, local or foreign law, regulation, order or administrative or judicial determination, including, without limitation, those relating to any Environmental, Health and Safety Requirements applicable to employees of Seller, which arise out of or relate to an occurrence, condition, fact or circumstance existing prior to the Closing Date.

               (h) Any contract between Seller and any Affiliate of Seller relating to any aspect of the business, including, without limitation, any contract requiring payments to any such Person, any member of the family of any such Person or any Person in which any such Person has an interest or is an officer, director, member, trustee, partner or consultant.

               (i) Any liability of Seller or the Stockholders to indemnify any Person by reason of the fact that such Person is or was a director, officer, employee, or agent of Seller of any Affiliate of Seller or was serving at the request of any Person as a partner, trustee, director, officer, employee, or agent of another Person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise, except for continuing obligations of Purchaser).

               (j) Except as provided in Paragraph 27, any Liabilities of Seller or the Stockholders for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including attorneys' fees and accountants' fees.

               (k) Any Liabilities of Seller or the Stockholders under this Agreement or under any other agreement between Seller or the Stockholders on the one hand and Purchaser on the other hand executed in connection with the transactions contemplated by this Agreement.

               (l) Any Liabilities of Seller or the Stockholders relating to or arising under any agreement with union(s) or employee benefit plans or arrangements, including union pension plans.

               (m) Any Liabilities of Seller or the Stockholders to present or former employees of Seller suffered as a result of claims asserted against Seller or Purchaser as a consequence of the termination by Seller of Transferred Employees, or any other employees, or any plans or benefits applicable to any of them, or as a result of any other claims of any such employees, as further described in Paragraph 8(E) below.

               (n) Any Liabilities of Seller or the Stockholders which may be suffered as a result of any claims asserted against Seller, Purchaser or Stockholders based on or arising out of any fraudulent conveyance by Seller.

3. PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE

     Subject to adjustment as provided below, Seller, the Stockholders and Purchaser hereby agree that the Purchase Price ("Purchase Price") for the Purchased Property, all upon the terms and subject to the conditions set forth in this Agreement, shall be the amounts deliverable by Purchaser pursuant to Paragraphs 3(A), (B) and (C), as follows:

     A. Payment on Account of Purchase Price. Simultaneously with the execution of this Agreement, Purchaser shall deposit in good funds the sum of $5,000,000 (Five Million Dollars) (the "$5,000,000 Deposit") with Seller, which funds shall be used by Seller for debt repayment only and shall be recorded as a note payable to Hampshire Group.

     B. Cash Payment. At Closing, the sum of $13,000,000 (Thirteen Million Dollars) which Seller directs to be paid on Seller's behalf as follows:

          (i) payable to the order of Martin Axman in the sum of $7,370,000 (Seven Million, Three Hundred, Seventy Thousand Dollars);

          (ii) payable to the order of Marc Abramson in the sum of $1,854,600 (One Million, Eight Hundred, Fifty-Four Thousand, Six Hundred Dollars);

          (iii) payable to the order of Ellen Becker in the sum of $1,775,400 (One Million, Seven Hundred, Seventy-Five Thousand, Four Hundred Dollars); and

          (iv) payable to the order of Ralph Martinez in the sum of $2,000,000 (Two Million Dollars) (such amount, together with the shares issuable to Ralph Martinez pursuant to Paragraph 3(D)(iv) below, to be in full satisfaction of the Ralph Martinez Note).

     In no event shall the total payments by Purchaser under Paragraphs 3(A) and 3(B) be either less than or exceed $13,000,000 (Thirteen Million Dollars).

C. Promissory Notes.

          (i) At Closing, one (1) nonnegotiable Promissory Note of a four (4) year term, bearing interest from the Closing Date at Eleven and a Half (11.5%) Percent per annum, in the form annexed hereto as Exhibit 3(C)(i)(a), guaranteed by each of Hampshire Group and Ludwig Kuttner in the form annexed hereto as Exhibit 3(C)(i)(b), payable at the direction of Seller to the order of Martin Axman in the sum of $1,350,000 (One Million, Three Hundred Fifty Thousand Dollars);

          (ii) At Closing, three (3) nonnegotiable Promissory Notes of two and one half (2 1/2) year terms each, in the form annexed hereto as Exhibit 3(C)(ii), guaranteed by each of Hampshire Group and Ludwig Kuttner in the form annexed hereto as Exhibit 3(C)(i)(b), payable at the direction of Seller to the order of:

               (a) Martin Axman in the sum of $670,000 (Six Hundred Seventy Thousand Dollars);

               (b) Marc Abramson in the sum of $168,600 (One Hundred, Sixty-Eight Thousand, Six Hundred Dollars); and

               (c) Ellen Becker in the sum of $161,400 (One Hundred, Sixty-One Thousand, Four Hundred Dollars). The principal amount of said three
          (3) Promissory Notes shall be reduced proportionately by the amount, if any, of the Net Apartment Cost.

     The Promissory Notes issued to Marc Abramson and Ellen Becker shall bear interest from the Closing Date at Nine and a Half (9.5%) Percent per annum and the Promissory Notes issued to Martin Axman shall bear interest from the Closing Date at Eleven and a Half (11.5%) Percent per annum, with quarterly interest payments only for the first year, and then fully amortized in equal quarterly payments of principal plus accrued interest for the balance of the term, with the first quarterly payment of interest due on November 30, 2000 and the first quarterly payment of principal and interest due on November 30, 2001. Each of the Promissory Notes shall be subordinated to Purchaser's and Hampshire Group's obligations to banks and insurance companies. Seller and the Stockholders shall agree to the terms of any subordination provisions requested by such banks and insurance companies.

     D. Stock Certificates. At Closing, five (5) stock certificates, each representing shares of common stock of Hampshire Group (the "Shares") issued at Seller's direction on the Closing Date as follows:

          (i) in the name of Martin Axman 190,000 (One Hundred, Ninety Thousand) shares;

          (ii) in the name of Marc Abramson 84,320 (Eighty-Four Thousand, Three Hundred, Twenty) shares;

          (iii) in the name of Ellen Becker 80,700 (Eighty Thousand, Seven Hundred) shares;

          (iv) in the name of Ralph Martinez 22,036 (Twenty-Two Thousand, Thirty-Six) shares (as adjusted to reflect any payments made to Ralph Martinez after August 31, 2000 by reducing such number of shares by the quotient obtained by dividing (1) the total of all payments made to Ralph Martinez after August 31, 2000 by (2) ten dollars ($10)); and

          (v) in the name of Richard Isaacson 10,000 (Ten Thousand) shares.

     E. Endorsement. The certificates representing the shares of Common Stock shall bear the following endorsements:

     "The shares of stock represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the " Act"), and may not be transferred unless a registration statement has been declared effective with respect to such shares, except in a transaction which qualifies, in the opinion of counsel to Hampshire Group, Limited, as an exempt transaction under the Act and the rules and regulations promulgated thereunder. The shares of stock represented by this Certificate are subject to setoff in an indemnification agreement between Hampshire Group, Limited and the Person to whom the stock was originally issued. "

     F. Piggyback Registration Rights. The Shares of Common Stock ("Registrable Securities") shall be entitled to piggyback registration rights in connection with a registration by Hampshire Group of its equity securities. The piggyback registration rights shall commence on the date of receipt of such security and terminate on the date which is five (5) years from the date thereof. Vintage will bear the costs of such registrations. Hampshire Group agrees to qualify or register the Registrable Securities in such additional states as are reasonably requested by the holder of such Registrable Securities (a "Securityholder") and Vintage shall bear all costs and expenses, including reasonable counsel fees and expenses, of the qualification or registration of the Registrable Securities in such additional states as are reasonably requested by the Securityholder. In no event, however, shall Hampshire Group be required to register the Registrable Securities in a state in which such registration would cause Hampshire Group to be obligated to register to do business in such state or consent generally to the jurisdiction of such state's courts. Additionally, Hampshire Group shall not be obligated to include the Registrable Securities in any registration statement filed by Hampshire Group in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act of 1933, as amended (the "Act") or pursuant to Form S-4 or S-8. Notwithstanding the foregoing, Hampshire Group shall not be obligated to include the Registrable Securities in any registration statement filed by Hampshire Group if, in the opinion of its counsel, all of the Registrable Securities then owned by such Securityholder could be sold at such time pursuant to Rule 144.

     G. In the event the assets of Seller less the liabilities of Seller (the "Tangible Net Worth") as of the Closing Date, as determined by Deloitte & Touche, shall be less than $8,046,376 (Eight Million, Forty-Six Thousand, Three Hundred, Seventy-Six Dollars) the Tangible Net Worth as of December 31, 1999, the Stockholders shall pay to Purchaser, as an adjustment to the Purchase Price, the difference between $8,046,376 (Eight Million, Forty-Six Thousand, Three Hundred, Seventy-Six Dollars) and the Tangible Net Worth as of the Closing Date. The payment will be made as follows: FIRST, by the Stockholders delivering to Purchaser for cancellation, pro rata among them, Promissory Notes and THEREAFTER, by delivering to Purchaser Shares. For purposes of the foregoing, the Promissory Notes shall be deemed to have a value equal to the principal amount thereof plus interest accrued thereon, and the Shares shall be deemed to have a value equal to their Deemed Value.

4. INTEREST PAYMENTS.

     Purchaser agrees to pay Seller interest on $8,000,000, the remaining balance of cash payment to be made by Purchaser at closing, at 10% per annum from July 20, 2000 through the Closing Date. At the direction of Seller, such interest payment made by Purchaser shall be paid to the Stockholders in the same proportions as the cash payment required pursuant to Paragraph 3(B) hereof.

5. CLOSING

     The closing under this Agreement (the "Closing") shall take place at the law offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, on the Closing Date or at such other place and at such other time as may be mutually agreed upon in writing by Purchaser, Seller and the Stockholders.

6. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

     Seller and the Stockholders jointly and severally represent and warrant to Purchaser as follows:

     A. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is qualified to do business as a foreign corporation in each state where the nature of its business or character of its properties makes such qualification necessary and is in good standing under the laws of each such state.

     B. Corporate Authority. Seller has full authority to execute and to perform in accordance with this Agreement, and this Agreement constitutes a valid and binding obligation of Seller and the Stockholders enforceable against Seller and the Stockholders in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate authority including, but not limited to, shareholder approval, and all corporate proceedings required to be taken by Seller to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. The execution and delivery of this Agreement and the performance by Seller and the Stockholders of their obligations hereunder will not conflict with or violate any provision of Seller's certificate of incorporation, bylaws or any provisions of any mortgage, lease, contract, agreement, indenture or other instrument or undertaking or any order, decree or judgment to which Seller or the Stockholders are a party or by which any of them or their property is bound, or result in a default or acceleration of any obligation thereunder. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), or as disclosed on Exhibit 6(B), the execution and delivery by Seller and the Stockholders of this Agreement, the performance by Seller and the Stockholders of their obligations hereunder and the consummation by Seller and the Stockholders of the transactions contemplated hereby do not require Seller or the Stockholders to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Person or judicial authority.

     C. Title to Purchased Property. Seller owns all of the right, title and interest in and to all of the Purchased Property free and clear of restrictions on or conditions to transfer or assignment and free and clear of all mortgages, liens, charges, pledges, claims, encumbrances, restrictions and security interest of any nature whatsoever, other than those listed on Exhibit 2(A). On the Closing Date, the Purchased Property shall be free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all mortgages, liens, charges, pledges, claims, encumbrances and security interests, except only those liens listed on Exhibit 2(A) hereto, if any. On the Closing Date, the Purchased Property shall constitute all of the assets used in the Company's business or necessary for the continuance of the Company's business as currently conducted.

     D. Condition of Premises. Neither Seller nor the Stockholders have any knowledge or information reasonably available to them of any material defect in the Premises, including, without limitation, any material defects that would render any part of the Premises unsuitable for use as presently used by Seller, any restrictions as to floor loading, or any other material defects in the Premises, including, but not limited to, fixtures and improvements thereon as of the Closing Date.

     E. Machinery and Equipment. The Machinery and Equipment are in working condition wear and tear excluded, and are fit for the uses and purposes for which Seller is currently using them as of the Closing Date. The operation by Purchaser of the Machinery and Equipment and the manner in which Seller operates the same through the Closing Date does not and shall not infringe any patent rights. Neither Seller nor the Stockholders have removed, sold, transferred, or otherwise disposed of, any Machinery and Equipment since September 30, 1999, except in the ordinary course of business.

     F. Inventory. All Products manufactured, sourced or sold by Seller from and after January 1, 1998, including, without limitation, the Product Inventory, have been manufactured in accordance with all applicable customer specifications and standards and are fit for the end use for which they were or hereafter are purchased. Seller had such Products manufactured in accordance with all applicable federal, state and local laws, rules and regulations, including but not limited to OSHA, the Federal Food, Drug & Cosmetic Act and the Federal Fair Labor Standards Act, and the sale by Purchaser of any such Products manufactured for Seller shall not result in the violation of such laws, rules or regulations because of any act or omission of Seller in such manufacturing. The Other Inventory is of a type and quality usable and sellable in the ordinary course of Seller's business.

     G. Compensation Due Transferred Employees. Exhibit 1(Q) includes a true and complete list showing the names, job categories and increases in salary since the past year of all Transferred Employees as of the Purchase and the Closing Date, together with a statement as to (i) the full amount of compensation paid or payable to, or on behalf of, each of the ten (10) highest paid officers or employees of the Company for services rendered during the fiscal year ended December 31, 1999 and in the fiscal year commencing January 1, 2000 to the Closing Date; (ii) the current base compensation rate for each such officer or employee; (iii) the vacation earned but not taken; and (iv) the number of vacation days to which each such officer or employee is entitled in the calendar year 2000. Seller does not have any outstanding liability with respect to the Transferred Employees for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, sick pay, severance pay, worker's compensation, group medical benefits, reimbursable employee business expenses, pensions, contributions under any employee benefit plans or any other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing with respect to those services of such officers or employees performed prior to the Closing Date, except as otherwise disclosed in Exhibit 1(Q) and except for any payment due for the current payment or contribution period which is included in Accrued Expenses. Seller has not, because of past practices or previous commitments with respect to the Transferred Employees, established any rights on the part of such employees to receive additional compensation with respect to any period after the date here of except as disclosed in Exhibit 1(Q).

     H. Union and Employment Agreements. Seller is not and never has been a party to a union agreement or collective bargaining agreement other than its current effective agreement with Shirt & Leisurewear Division of the New York Joint Board, Union of Needletrades, Industrial and Textile Employees ("UNITE Union Agreement") covering approximately 18 employees, which is included in
Exhibit 1(H). Seller does not have any other agreements with any Transferred Employees, which are not described in Exhibit 1(H).

     I. Contracts and Agreements. The copies of the Assumed Contracts previously furnished by Seller and the Stockholders to Purchaser constitute true, correct and complete copies of all such agreements, reflecting all amendments as of the Closing Date. Seller and the Stockholders have not received any notice of default under any Assumed Contract. To Seller's and the Stockholders' knowledge, there are no contracts necessary or material for the operations of Seller's business as currently being conducted by Seller other than the Assumed Contracts. Each Assumed Contract is valid, binding and enforceable against Seller and, to Seller's and the Stockholders' knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof. Seller is not in material default or breach under any of the Assumed Contracts, nor, to the knowledge of Seller or the Stockholders, is any other party thereto in material default or breach thereunder, nor, to Seller's or the Stockholders' knowledge, are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a material default or breach by Seller under any of the Assumed Contracts.

     J. Insurance. All insurance policies now in force with respect to the Premises, the Purchased Property and the Transferred Employees are listed in
Exhibit 6(J). Seller will continue in full force and effect all such policies of insurance through the Closing Date and, at Purchaser's expense, until Purchaser has obtained a certificate of insurance covering the Premises, the Purchased Property and the Transferred Employees. Seller has maintained product liability insurance in force without interruption during the last two (2) years, and, at Purchaser's expense, will continue in full force and effect such insurance or obtain similar insurance for one (1) year from the Closing Date. Any insurance carriers to which it has applied for insurance with respect to the Premises, the Purchased Property or the Transferred Employees during the last two (2) years have not refused Seller any insurance.

     K. Licenses and Permits. The licenses and permits listed on Exhibit 2(A)(xi) are the only licenses and permits currently required by the Company for the distribution of Products and the operations of its business at the Premises, and all such licenses and permits are in effect as of the date hereof. Neither

Seller nor the Stockholders have knowledge of any facts that would preclude Purchaser from obtaining any such licenses and permits upon proper submission by Purchaser of applications therefore. Neither Seller nor the Stockholders have knowledge of any facts relating to Purchaser's use of the Machinery and Equipment as previously used by the Company that would require Purchaser to obtain any licenses or permits in addition to those described in Exhibit 2(A)(xi). Seller has complied with all conditions or requirements imposed by such Licenses and Permits. Seller and the Stockholders have not received any notice and have no knowledge that any appropriate authority intends to cancel or terminate any of such Licenses or Permits or that valid grounds for such cancellation or termination currently exit.

     L. Litigation and Labor Disputes. Except as described in Exhibit 2(F)(ii)(e), there are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller or the Stockholders, threatened against Seller or the Stockholders involving or relating to any of the Purchased Property, the distribution of Products and the operations of its business at the Premises, or employment by Seller of any Transferred Employee, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Except as described in Exhibit 2(F)(ii)(e), Seller is not operating its business at the Premises under, or subject to, or in default of any order, writ, injunction or decree, to which Seller is a party or by which it or its property is bound, of any court or federal, state, municipal or governmental department, commission, board, agency or instrumentality, domestic or foreign. Except as described in
Exhibit 2(F)(ii)(e), there are no pending or, to the knowledge of Seller or the Stockholders, threatened labor disputes, actions or grievances between the Company and any labor union or any employee or former employee of the Company.

     M. Compliance With Laws. Seller is in compliance with all laws, statutes, ordinances and governmental requirements or orders, involving or affecting any of the Purchased Property, or applicable to the distribution of Products and the use of the Premises for such uses and purposes. Without limiting the foregoing, Seller is in compliance with the provisions of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6905 et seq. (the "Hazardous Waste Act"), applicable to all inventory, work in process, raw materials, supplies and other materials located at the Premises on the Purchase Date and as of the Closing Date. None of the Purchased Property constitutes or, if deemed discarded, would constitute "Hazardous Waste", as defined in Section 1004(5) of the Hazardous Waste Act (all of such materials hereinafter referred to as "Hazardous Waste").

     N. Accuracy of Information. Seller and the Stockholders state that they have verified the accuracy of all information and documentation provided to Purchaser regarding the operations of the company and the representations and warranties, and that each of the representations and warranties is true and correct as of the Purchase Date and, except as permitted by this Agreement, will be true and correct at the Closing Date.

     O. Information. The Stockholders have supervised the gathering of information and documentation necessary to complete this Agreement and support the representations and warranties.

     P. Broker Fees. Seller and the Stockholders have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser can become liable or obligated.

     Q. Material Adverse Effect. Except as disclosed herein, there is no judicial or administrative action, suit, proceeding, arbitration, mediation or investigation to Seller and the Stockholders' knowledge, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Seller and the Stockholders to consummate the transaction contemplated by this Agreement or which involve or could involve the validity of this Agreement or any action taken or to be taken in connection therewith, or would have a material adverse impact on the financial position of Seller and the Stockholders.

     R. Notification Period for Seller and the Stockholders. If Seller and the Stockholders fail to provide Purchaser with written notification of any rights or claims arising out of any inaccuracy in the representations and warranties of Purchaser within two (2) years after the Closing, which notification must describe with specificity the nature of the asserted breach and the amount of the claim, Seller and the Stockholders are deemed to have waived any such rights or claims.

     S. Use of Name. Purchaser and any of its present or future Affiliates shall have the right to use the Item-Eyes(R), Requirements(R) and Nouveau(R) name and any combination or similar name as of the Closing Date. Neither Seller nor any of its present or future Affiliates nor the Stockholders shall have that right as of the Closing Date, and Seller shall immediately change its company name upon Closing. Purchaser shall have the right to represent that it is carrying on business in succession to the Company. If Purchaser requests, Seller shall, at Purchaser's expense, give notices to that effect to such of Seller's customers, suppliers and others with whom Seller has had business relations. The notices shall be in a form satisfactory to Seller and Purchaser.

     T. Financial Statements. The audited financial statements of the Company as of the years ended December 31, 1997, December 31, 1998 and December 31, 1999 and the reviewed financial statements of the Company as of the quarter ended March 31, 2000 are set forth in Exhibit 6(T) (collectively, the "Financial Statements"). The balance sheets included in the Financial Statements fairly present the financial position of Seller as of the date thereof, and the related statements of income and cash flows for the fiscal periods ended on such dates fairly present the results of operations of Seller for the respective periods indicated. The Financial Statements have been prepared in accordance with GAAP. Seller shall also submit to Purchaser the unaudited financial statements of the Company as of the Closing Date.

     U. Accounts Receivable. All Accounts Receivable reflected in the Financial Statements, or acquired by Seller after the date thereof and before the Closing Date have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with GAAP, which reserves include reserves for chargebacks and similar items granted to customers in the ordinary course of business consistent with past practices) carried (or to be carried) on the books of Seller, and are not subject to any counterclaims or set-offs other than counterclaims or set-offs in the ordinary course and consistent with GAAP.

     V. Absence of Liabilities. Seller does not have any Liabilities, other than those set forth in the Financial Statements or Exhibits hereto and those incurred after the date hereof in the ordinary course of business consistent with past practice. Except as shown in the Financial Statements, Seller is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

     W. Intangible Property. Seller owns, free and clear of all encumbrances, restrictions, liens, security interests and charges, and has good and marketable title to, or holds adequate licenses or otherwise possesses all such material rights as are necessary to use all material Intangible Property. Seller and/or the Stockholders have not received notice of and have no knowledge of any conflict or alleged conflict with the rights of others pertaining to the Intangible Property. To Seller's and the Stockholders' best knowledge, Seller's business, as presently conducted, and as proposed to be conducted, does not infringe upon or violate any patent rights, copyrights, marks, names, trade names or trade secrets of others.

     X. No Adverse Changes. Since December 31, 1999, there has been no (i) change or event which could reasonably be expected to have a Material Adverse Effect, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Seller, or (iii) material loss, destruction or damage to the Purchased Property, whether or not insured.

     Y. Private Placement. Each of the Stockholders severally represents and warrants to Hampshire Group that (i) he/she is acquiring the Shares for his/her own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares in violation of the Securities Act of 1933, as amended, (ii) he/she has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of his/her investment in the Hampshire Group as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time, and (iii) he/she has been furnished access to such information and documents as he/she has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Hampshire Group concerning the terms and conditions of this Agreement and the acquisition of the Shares contemplated hereby.

7. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     A. Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, as of the Closing Date, will be duly qualified to transact business in the state of New York, or shall have filed for and reasonably expect to receive such qualification and good standing.

     B. Corporate Authority. Purchaser has full corporate authority to execute and perform in accordance with this Agreement, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate authority and all corporate proceedings required to be taken by Purchaser to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. Except as disclosed on Exhibit 7(B), the execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder will not conflict with or violate any provision of Purchaser's certificate of incorporation, bylaws or any provisions of any mortgage, lease, contract, agreement, indenture, or other instrument which has not been waived, or undertaking or any order, decree or judgment to which Purchaser is a party or by which it or its property is bound, or result in a default or acceleration of any obligation thereunder.

     C. Notification. Except for filings under HSR or as set forth on Exhibit 7(B), the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby do not require Purchaser to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Person or judicial authority.

     D. Broker Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller can become liable or obligated.

     E. Material Adverse Effect. Except as disclosed herein, there is no judicial or administrative action, suit, proceeding, arbitration, mediation or investigation to Purchaser's knowledge, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transaction contemplated by this Agreement or which involve or could involve the validity of this Agreement or any action taken or to be taken in connection therewith, or would have a material adverse impact on the financial position of Purchaser or which would normally be disclosed in any filings with the Securities and Exchange Commission.

     F. Compliance with Securities Laws. Purchaser will comply with all Securities Laws Requirements and Filings required in connection with this Agreement and will file the same as may be necessary after the Closing.

     G. Notification Period for Purchaser. If Purchaser fails to provide Seller and the Stockholders with written notification of any rights or claims arising out of any inaccuracy in the representations and warranties of Seller and the Stockholders within two (2) years after the Closing, which notification must describe with specificity the nature of the asserted breach and the amount of the claim, Purchaser is deemed to have waived any such rights or claims.

     H. Due Diligence. Without limiting or qualifying any of the representations or warranties herein, Purchaser represents that it will have fully performed its due diligence in connection with this transaction by the Closing Date and will accept at Closing all assets transferred herein as represented.

8. COVENANTS

     A. Bulk Sales Compliance. Purchaser and Seller hereby waive compliance with any applicable bulk sale laws in connection with the transaction contemplated hereby, and Seller shall hold Purchaser harmless from Seller's failure to have complied with any applicable bulk sales laws.

     B. Records. Seller and the Stockholders shall preserve the books and records of the Company relating to the Transferred Employees and former employees of the Company, the manufacture and sourcing of Products and other matters for a period of at least three (3) years after the Closing Date. During the three (3) year period, Seller and the Stockholders shall, upon reasonable notice, grant Purchaser access to such records during normal business hours for the purpose of allowing Purchaser to verify information which Purchaser may require in connection with the transfer from Seller to Purchaser of the operations and employees of the Company and will permit Purchaser to copy any books and records at Purchaser's expense.

     C. License and Permits. From and after the date hereof, Seller shall cooperate with Purchaser in arranging the transfer from Seller to Purchaser, or the issuance directly to Purchaser, of the Licenses and Permits described in
Exhibit 2(A)(xi) hereto.

     D. Operations of Business. During the period between the date hereof and the Closing Date, Seller and the Stockholders shall conduct the Company's business, including the manufacture and sourcing of Products, in a manner consistent with its prior business practices. During such period, Seller and the Stockholders shall not, without the prior written consent of Purchaser, (i) sell or encumber any item of the Purchased Property, except with respect to the Credit Facility, and in the regular course of sale of products, (ii) sell, dispose of or discontinue any portion of the Purchased Property, or (iii) pay any dividend or distribution to the Stockholders; provided, however, that Seller shall be permitted to distribute to the Stockholders immediately prior to the Closing (or otherwise withhold from the cash included in the Purchased Property) an amount of cash equal to twenty-four percent (24%) of the pre-tax earnings of Seller since January 1, 2000. Seller shall also be permitted to withhold from the cash included in the Purchased Property an amount equal to four percent (4%) of Seller's pre-tax earnings for the period of January 1, 2000 through the Closing Date for the purpose of paying any corporate level taxes owed by Seller for such period. Seller and the Stockholders shall use commercially reasonable efforts through the Closing Date to preserve the business and suppliers of the Company with respect to the manufacture and sourcing of Products.

     E. Employees. During the period between the date hereof and the Closing Date, Seller and the Stockholders shall use their commercially reasonable efforts to ensure that all employees currently employed by the Company will be available for transfer to and employment by Purchaser. On and as of the Closing Date, Purchaser shall offer employment to, and become the employer of, all employees of the Company listed on Exhibit 1(Q) who accept such offer of employment. Seller shall, at the time and in the manner requested by Purchaser, inform all Transferred Employees of the termination of their employment by the Company. Purchaser and Seller shall then promptly notify the Transferred Employees of Purchaser's offer of employment as of the Closing Date. Nothing in this Agreement shall be construed so as to entitle any employee to severance or other similar pay under any agreement or understanding with Seller.

     Any and all present or former employees of the Company not hired by Purchaser, either as of the Closing or subsequent thereto, shall remain the sole responsibility of the Company. Seller shall indemnify and hold Purchaser harmless from all liabilities, obligations and expenses, which may be suffered by Purchaser as the result of any claim against Purchaser by any such employee.

     Seller and the Stockholders shall be solely responsible for any liabilities, obligations and expenses, which may be suffered by Seller, the Stockholders or Purchaser as the result of claims arising out of or relating to the termination by Seller of Transferred Employees or any other employees, or the termination of any plans or benefits applicable to any of them.

     Without limiting the foregoing, Purchaser will not assume, and Seller and the Stockholders shall indemnify and hold Purchaser harmless against:

          (i) Disability, health and medical, life, safety and workers' compensation claims of present or former employees of Seller arising from acts or occurrences prior to the Closing Date;

          (ii) NLRB or employment discrimination or grievance charges of present or former employees arising during employment by Seller or from the Company's acts or omissions prior to the Closing Date;

          (iii) Savings, profit sharing, deferred compensation, incentive, bonus and termination pay payable to the Company's employees for service with the Company prior to the Closing Date; and

          (iv) Any Liabilities or obligations to present or former employees of Company based on act or omissions of the Company or the Stockholders prior to the Closing Date. Seller and the Stockholders shall be responsible for the items listed in clauses (i) through (iv) above, whether or not claims or charges with respect thereto were asserted before the Closing Date, or the employees of the Company to which the item relates became employees of Purchaser.

     Purchaser shall indemnify and hold Seller and the Stockholders harmless from all Liabilities, obligations and expenses which may be suffered by Seller and the Stockholders in connection with any claim by Transferred Employees as a result of actions of Purchaser after the Closing Date.

     F. Covenant Not to Compete. Provided that Purchaser is not in material violation of this Agreement, from and after the Closing Date, for a period expiring three (3) years after the Closing Date, neither Seller nor anyone of the Stockholders shall (a) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as principal, agent, distributor, representative, consultant, employee, owner, partner, joint venturer, officer, director, salesperson, advisor, stockholder, limited partner, investor or otherwise (other than investment of not more than two (2%) percent of the stock or equity of any corporation the capital stock of which is publicly traded) in any activity or business venture which is engaged in the manufacture, production, distribution or marketing of women's apparel or women's apparel related items in which Purchaser is engaged during such three year period in all locations in which Purchaser is doing business, including China; (b) solicit or entice or endeavor to solicit or entice away from Purchaser either directly or indirectly, any person who was an officer, employee or consultant of Purchaser, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of Purchaser, and Seller and each Stockholder agree not to employ, directly or indirectly, any person who was an officer or employee or consultant of Purchaser; (c) solicit or entice or endeavor to solicit or entice away from Purchaser any customer or prospective customer Purchaser, either for its own account or for any individual, firm or corporation, or any business which is in competition with women's apparel or women's apparel related business then conducted by Purchaser; or (d) for itself or on behalf of any other person, partnership, corporation or entity, call on any customer of Purchaser for the purpose of soliciting, diverting or taking away any customer from Purchaser in all locations in which Purchaser is doing business. The parties acknowledge that the provisions of this paragraph are reasonable and necessary for the protection of Purchaser, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible.

     It is the desired intent of the parties that the provisions of this Paragraph 8(F) shall be enforced to the full extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought, including the enforcement of injunctive relief. Accordingly, if any particular subparagraph or portion of this Paragraph 8(F) shall be adjudicated to be invalid or unenforceable, this Paragraph 8(F) shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable.

     G. Removal of Hazardous Waste. Prior to the Closing Date, Seller shall have removed from the Premises any of its inventory, raw materials, work in process, supplies and any other materials constituting Hazardous Waste.

     H. Life Insurance. The Company shall transfer to Purchaser all life insurance policies in place on the lives of the Stockholders. Purchaser may, at its election and for its benefit, insure the Stockholders against accidental loss or death. In such event, the Stockholders shall agree to submit to such physical examinations, supply such information and take such other steps as may be required in connection therewith. Failure to obtain any such life insurance or transfer of any such life insurance as described above shall not be acknowledged or affect any rights of Seller and/or the Stockholders, provided the Stockholders cooperate with all reasonably requested examinations which may be required in connection therewith.

     I. Leases. From and after the date hereof, Seller shall use its commercially reasonable efforts to arrange the assignment or subletting to Purchaser of, or execution of new leases in the name of Purchaser on substantially as favorable terms as those contained in, those real property and other leases under which Seller conducted its business prior to the Closing, which are identified by Purchaser after the date hereof as leases which it desires to assume or otherwise operate under. Seller has entered into a lease for premises at Happauge, New York which commenced on May 1, 2000.

9. CONDITIONS PRECEDENT OF PURCHASER

     The obligations of Purchaser hereunder are subject to the conditions that on or prior to the Closing Date:

     A. Representations and Warranties True at Closing. The representations and warranties of Seller and the Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein; provided, however, that this provision shall be deemed satisfied if the breach of any representation or warranty which is susceptible to cure has been cured by Seller or the Stockholders or may be cured, at the option of Seller or the Stockholders, by a reduction in the Purchase Price payable by Purchaser pursuant to Paragraph 3(C) or 3(D) or by otherwise making Purchaser whole.

     B. Seller's and the Stockholders' Compliance with Agreement. Seller and the Stockholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     C. Opinion of Seller's Counsel. Seller shall have delivered to Purchaser at the Closing an opinion of Kramer & Kramer LLP, Attorneys at Law, dated the Closing Date, to the effect that:

          (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

          (ii) The Company has full corporate power and authority to sell the Purchased Property to Purchaser.

          (iii) All corporate proceedings required to be taken by the Company to authorize it to carry out this Agreement and the transactions contemplated herein have been duly and properly taken, and this Agreement has been duly and validly executed, and the Agreement constitutes valid and binding obligations of Purchaser in accordance with its terms.

          (iv) The instruments of conveyance delivered by the Company to Purchaser at the Closing have been duly authorized and validly executed and constitute valid and binding instruments of conveyance of the Company in accordance with their respective terms.

          (v) The execution and delivery of this Agreement, and the performance of Seller and the Stockholders of their obligations hereunder will not conflict with or violate any provision of the Company's certificate of incorporation or bylaws.

     D. Resolutions and Seller's Certificate. Seller shall have delivered to Purchaser copies of the resolutions of the Board of Directors and the Stockholders of Item-Eyes, Inc., authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its Secretary, together with a certificate of the President and the Secretary of Item-Eyes, Inc., dated the Closing Date, certifying the fulfillment of the conditions specified in Paragraphs 9(A) and 9(B) above.

     E. Employment Agreement. The Stockholders shall have executed Employment Agreements with Purchaser substantially in the form of the Employment Agreements annexed hereto as Exhibit 9(E), and Richard Isaacson shall have executed an Employment Agreement with Purchaser (not as a required condition hereunder).

     F. No Material Adverse Effect since December 31, 1999. There shall have been no developments or changes in the business of the Company since December 31, 1999, which, individually or in the aggregate, would have a Material Adverse Effect.

     G. Consents and Waivers. All consents, waivers, authorizations and approvals set forth on Exhibit 6(B), but only to the extent the failure to obtain any of the foregoing is material to the Company, or 7(B) shall have been duly obtained and shall be in full force and effect on the Closing Date.

     H. Financing. The Purchaser shall have received aggregate proceeds of $97,000,000 (Ninety-Seven Million Dollars) in financing on terms consistent with the terms specified and described in the Term Sheet, dated June 19, 2000, from The Chase Manhattan Bank or a substitute bank acceptable to Purchaser.

10. CONDITIONS PRECEDENT OF SELLER AND THE STOCKHOLDERS

     The obligations of Seller and the Stockholders hereunder are subject to the conditions that on or prior to the Closing Date:

     A. Representations and Warranties True at Closing. The representations and warranties of Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein.

     B. Purchaser's Compliance with Agreement. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     C. Resolutions and Certificate of Purchaser. Purchaser shall have delivered to Seller copies of the resolutions of the Board of Directors of Purchaser authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its Secretary or Assistant Secretary, together with a certificate of the President and the Secretary or Assistant Secretary of Purchaser, dated the Closing Date, certifying in such detail as Seller may request to the fulfillment of the conditions specified in Paragraphs 10(A) and 10(B) above.

     D. Opinion of Purchaser's Counsel. Purchaser shall have delivered to Seller at the Closing an opinion of Willkie Farr & Gallagher, Attorneys at Law, dated the Closing Date, to the effect that:

          (i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized and duly qualified to transact business and in good standing under the laws of the State of New York.

          (ii) Purchaser has full corporate power and authority to purchase the Purchased Property from Seller.

          (iii) All corporate proceedings required to be taken by Purchaser to authorize it to carry out this Agreement, the Assignment and Assumption Agreement and the Promissory Notes and the transactions contemplated herein and therein have been duly and properly taken, and the Agreement, the Assignment and Assumption Agreement and the Promissory Notes constitute valid and binding obligations of Purchaser in accordance with their respective terms, and the Guarantees constitute valid and binding obligations of Hampshire Group.

          (iv) The execution and delivery of this Agreement and the Assignment and Assumption Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, do not conflict with or violate Purchaser's certificate of incorporation or bylaws.

     E. Promissory Notes and Guarantees. The delivery of the Promissory Notes and the of the Guarantees to each of the appropriate Stockholders.

     F. Bank Credit Facility. On or prior to the Closing Date, Purchaser shall have replaced the Bank Credit Facility.

11. INDEMNIFICATION

     A. Indemnification by Seller and the Stockholders. Other than indemnifications relating to Seller's liabilities for taxes or liabilities pursuant to Paragraph 2(F)(ii), 3(G) or 14, all indemnifications hereunder by Seller and the Stockholders shall be limited to the Promissory Notes and the Deemed Value of the Shares issued to the Stockholders hereunder, to be deducted pro-rata from each in proportions to the value of each as of the Closing Date. Purchaser shall use reasonable endeavors to pursue any claims it may have against each of the Stockholders in proportion to the Shares received by such Stockholder. Subject to the foregoing and subject to Paragraph 2(F)(i) hereof, Seller and the Stockholders shall indemnify and hold Purchaser harmless from and against and in respect of any and all Liabilities, losses, damages, claims, costs and expenses, including but not limited to reasonable attorneys' fees, arising out of or due to:

          (i) A breach of any representations, warranties or covenants of Seller and the Stockholders contained in this Agreement;

          (ii) Any and all claims, other than Liabilities of the Company assumed by Purchaser under this Agreement, asserted by Persons who are not parties to this Agreement against Purchaser or the Purchased Property arising out of any claim or alleged claim against Seller, to the extent if the facts including such claim arose prior to the Closing Date;

          (iii) Any Excluded Liability;

          (iv) Any Liabilities of Seller not expressly assumed by Purchaser under the terms of this Agreement including Excluded Liabilities;

          (v) Any claim asserted by present or former Employees of Seller arising out of or relating to any acts or omissions of Seller or the Stockholders before the Closing Date.

     B. Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless from and against and in respect of any and all Liabilities, losses, damages, claims, costs and expenses, including, but not limited to reasonable attorneys' fees, arising out of or due to:

          (i) A breach of any representations, warranties or covenants of Purchaser contained in this Agreement;

          (ii) Purchaser's failure to satisfy the Assumed Liabilities and any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses related to any of the foregoing and only to the exact of such relation; or

          (iii) Any and all claims asserted by Persons who are not parties to this Agreement, against Seller or the Shareholders arising out of any claim to the extent that the facts underlying such claim arose on or after the Closing Date.

    C. Procedure.

          (i) If a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall promptly provide written notice of such claim, action or proceeding to the Indemnifying Party. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim or litigation. Notwithstanding the foregoing, failure to provide such notice shall not release the Indemnifying Party of any obligations hereunder unless such failure materially prejudices the Aggrieved Party.

          (ii) If the Indemnifying Party assumes the defense of any such claim or litigation, the obligations of the Indemnifying Party as to such claim or litigation shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Aggrieved Party harmless from and against any and all losses, damages and Liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or litigation, consent to the entry of any judgment, or enter into any settlement, except in either event with the prior written consent (not to be unreasonably withheld) of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.

          (iii) If the Indemnifying Party does not assume the defense of any such claim or litigation, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. Unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit in form and substance reasonably satisfactory to the Aggrieved Party, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all payments made in settlement of an indefinable claim or litigation and all expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Aggrieved Party in the defense against such claim or litigation.

12. ACCESS TO INFORMATION; CONFIDENTIALITY

     A. Access to Information. Between the date of this Agreement and the Closing Date, Seller shall give Purchaser, its managing members, financial advisors, counsel and other agents access to all offices of the Company and to all of its respective books and records, permit them to make such inspections as they may require and shall cause Seller's officers, directors and employees to furnish Purchaser, its managing members, financial advisors, counsel and other agents with such financial and operating data and other information with respect to the business and properties of Seller as Purchaser, its managing members, financial advisors, counsel, lenders and other agents may from time to time reasonably request, and as may be necessary to establish the performance by Seller of its covenants under this Agreement and the accuracy of its representations and warranties herein, and in connection with its preparation of any filing or submission to any governmental entity or regulatory body.

     B. Confidentiality. Purchaser shall hold, and shall use its best efforts to cause its managing members, financial advisors, counsel and other agents to hold, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning Purchaser or Seller, as the case may be, furnished to the other in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of Purchaser and Seller, or any of their respective Affiliates; or (ii) later lawfully acquired without the breach of any other agreement by Purchaser and Seller, or their respective officers, directors, managing members, financial advisors, counsel and other agents from other sources) and will not release or disclose such information to any other Person, except its officers, directors, managing members, financial advisors, counsel and other agents in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained as hereinbefore provided, and, if requested by Seller or Purchaser, as the case may be, the other party will cause its officers, directors, managing members, financial advisors, counsel and other agents to, return to the requesting party, all copies of written information furnished by or on behalf of the requesting party.

13. PURCHASER'S RIGHT OF SETOFF

     Subject to Paragraph 2(F)(i), in the event that Purchaser has one or more claims under this Agreement against Seller and the Stockholders, reasonably alleging a breach of or claim under one or more of the provisions hereof and notifies Seller and the Stockholders in writing of the amount of and reasonable basis for such claims on or prior to the second anniversary of the Closing, Seller and the Stockholders are required to indemnify Purchaser pursuant to Paragraph 11(A) hereof, the Promissory Notes and/or Shares outstanding in the amount claimed in such notice and the amount of such reduction shall thereafter become due and payable to Purchaser.

     For purposes of this Paragraph 13, the value of each Share shall be equal to Deemed Value of the Shares. In the event that any Stockholder shall have sold or otherwise disposed of any or all of its Shares, such Stockholder shall be obligated to pay the amount claimed first in Shares (valued in accordance with this Paragraph 13) to the extent of any Shares then held by such Stockholder, and thereafter in cash; provided that, in no event shall the Stockholders be required to pay any amount (in cash or in Shares) in excess of the maximum amount required pursuant to Paragraph 11(A). Purchaser's rights set forth in Paragraph 11(A) and this Paragraph 13 shall be Purchaser's sole rights and shall strictly limit and restrict Purchaser's other rights and remedies arising under this Agreement or by law or otherwise.

     Without limiting the foregoing, Seller and the Stockholders agree that, if Purchaser is required to pay debts or other Liabilities of Seller, Purchaser may deduct the amount of all such payments made by it from the value of the Stock outstanding and the applicable amount of Stock shall thereupon be reduced by the full amount of all such payments made by Purchaser.

14. BROKERAGE

     Seller, the Stockholders and Purchaser shall each hold the other harmless from any claim by any broker, finder or other third party not retained by such person. This Article shall survive the Closing.

15. ENTIRE AGREEMENT; MODIFICATION

     This Agreement, together with all the Exhibits, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understanding, both written and oral, among the parties or between any of them with respect to the subject matter hereof, all of which are merged herein. There are no representations made by either party not specifically contained in this Agreement and neither party is relying on any statements or understanding not specifically contained in the Agreement including those whose may be agreed to have induced either party together into this Agreement or even those claimed to be of a fraudulent nature. All references to Paragraphs and Exhibits shall be deemed references to such parts of this Agreement unless the text requires otherwise. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

16. ASSIGNMENT

     This Agreement shall not be assigned by operation of law or otherwise, provided that Purchaser may assign its rights and obligations to any wholly-owned direct or indirect subsidiary of Hampshire Group, but no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

17. TERMINATION

     A. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

          (i) By mutual written agreement of Purchaser, Seller and the Stockholders;

          (ii) By Seller and the Stockholders if Purchaser does not close by September 5, 2000;

          (iii) By Purchaser if Seller and/or the Stockholders do not close by September 5, 2000;

          (iv) By Seller and the Stockholders if Ludwig Kuttner, the Chairman of Hampshire Group, should die on or before the Closing Date;

          (v) By Purchaser if Axman, Abramson or Becker should die on or before the Closing Date;

     B. In the event this Agreement is terminated as provided in Paragraphs 17(A)(ii) through 17(A)(v) above, the terminating party shall send notice of termination in writing to the non-terminating party(ies) (the "Termination Notice").

     C. In the event this Agreement is terminated as provided in Paragraphs 17(A)(i) through 17(A)(v) above, this Agreement shall become void and of no further force and effect and no party hereto shall have any further liability to any other party hereto, except as provided in Paragraphs 17(D) through 17(G) and Paragraphs 12, 14, 20, 25 and 26, which shall survive and continue in full force and effect notwithstanding termination.

     D. Seller's Right to Retain $1,000,000 Breakup Fee. Upon the termination of this Agreement, Seller shall return to Purchaser the $4,000,000 of the $5,000,000 Deposit, less attorney's fees of $75,000 incurred by Seller in connection with the transactions contemplated hereby, plus interest on the amount returned at the prime rate of interest of CIT Group, Inc. in effect on the date of termination, calculated from the date of this Agreement until the return of such Deposit, by certified check or confirmed wired transfer within thirty (30) days of receipt of the Termination Notice and Seller shall be entitled to retain the balance of such $5,000,000 Deposit as a break-up fee, if the Closing did not occur as a result of any of the following:

          (i) Seller and the Stockholders failed to perform and comply in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing (other than the agreements noted in Paragraphs 17(E)(iii) and (iv) below);

          (ii) Seller failed to deliver at the Closing a certificate of the President and the Secretary of Item-Eyes, Inc., dated the Closing Date, certifying as to the matters referred to in clause (i) above;

          (iii) A Material Adverse Effect occurred (other than by reason of Seller or Stockholders conducting the Company's business in a manner inconsistent with prior practice); or

          (iv) Purchaser failed to receive the financing contemplated by Paragraph 9(I).

     E. Purchaser's Right to Full Refund of Deposit. Upon the termination of this Agreement, Seller shall return to Purchaser the $5,000,000 Deposit, plus interest on the amount returned at the prime rate of interest of CIT Group, Inc.

in effect on the date of termination, calculated from the date of this Agreement until the return of such Deposit, by certified check or confirmed wired transfer within thirty (30) days of receipt of the Termination Notice, if the Closing did not occur as a result of any of the following:

          (i) The representations and warranties of Seller and the Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated were not true in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date and Seller or the Stockholders did not exercise their right to cure such breach or otherwise make Purchaser whole in accordance with Paragraph 9(A);

          (ii) Seller failed to deliver at the Closing a certificate of the President and the Secretary of Item-Eyes, Inc., dated the Closing Date, certifying as to the matters referred to in clause (i) above;

          (iii) Seller failed to deliver at the Closing the bill of sale, endorsements, assignments and other instruments of transfer and conveyance of the Purchased Assets substantially similar to those attached hereto as Exhibits 2(B)(i) and 2(B)(ii);

          (iv) Seller and Stockholders failed to agree to subordination provisions requested by Purchaser's and Hampshire Group's bank and insurance company lenders as contemplated by Paragraph 3(C);

          (v) Seller failed to deliver at the Closing the opinion of Kramer & Kramer contemplated by Paragraph 9(C);

          (vi) Seller failed to deliver at the Closing certified copies of the resolutions of the Board of Directors and the Stockholders of Item-Eyes, Inc. authorizing the transactions contemplated herein;

          (vii) Any Stockholder failed to deliver at the Closing executed Employment Agreements with Purchaser substantially in the forms annexed hereto as Exhibit 9(E)(i);

          (viii) A Material Adverse Effect occurred as a result of Seller or the Stockholders conducting the Company's business in a manner inconsistent with prior practice;

          (ix) Purchaser failed to receive any consent or approval required under HSR;

          (x) The death of Ludwig Kuttner, the Chairman of Hampshire Group, Axman, Abramson or Becker on or before the Closing Date;

          (xi) The mutual agreement of Purchaser, Seller and the Stockholders as contemplated by Paragraph 17(A)(i).

     F. Purchaser Right to Keep Entire Deposit. Upon the termination of this Agreement, if the Closing did not occur as a result of any event or circumstance other than those described in Paragraphs 17(D) or 17(E), Seller shall be entitled to retain the entire $5,000,000 Deposit as a break-up fee

18. VALIDITY; SEVERABILITY

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect unless such enforceability causes this Agreement to fail in its essential purpose.

19. NOTICES

     All notices, requirements, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery , if delivered in Person, or on the third business day after mailing, if mailed, by registered mail, postage prepaid, return receipt requested, as follows:

        If to Seller or the Stockholders:  With copy to:

        Mr. Martin Axman                   Darryl J.  Kramer, Esq.
        Item-Eyes, Inc.                    Kramer & Kramer, LLP
        1411 Broadway                      708 Third Avenue
        New York, NY  10018                New York, NY 10017

                               and

        Mr.  Marc Abramson

                               and

        Ms.  Ellen Becker

        If to Purchaser:                   With copy to:

        Vintage III, Inc.                  Steven J. Gartner, Esq.
        Attn: Secretary/Treasurer          Willkie Farr & Gallagher
        215 Commerce Boulevard             787 Seventh Avenue
        Anderson, SC 29625                 New York, NY 10019

                               and

        Mr. Ludwig Kuttner, Chairman
        Hampshire Group, Limited
        215 Commerce Boulevard
        Anderson, SC 29625

     or to such other address or to such other Person as Seller, Stockholders or Purchaser shall have last designated by notice to the other party.

20. ARBITRATION

The Parties agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in the City of New York, State of New York, by three arbitrators, one of whom shall be appointed by Seller, one by Purchaser and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph. The cost of any arbitration proceeding hereunder shall be borne equally by Seller and Purchaser. The award of the arbitrators shall be binding upon the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

21. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of laws thereof.

22. DESCRIPTIVE HEADINGS; TABLE OF CONTENTS

     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Table of Contents preceding this Agreement is not a part hereof.

23. PARTIES IN INTEREST

     Nothing contained in this Agreement is intended or shall be construed to give any Person or corporation, other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement shall be binding upon and inure solely to the sole and exclusive benefit of the parties hereto and their respective successors and/or assigns and for the benefit of no other Person or corporation.

24. COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

25. SPECIFIC PERFORMANCE:

     Irreparable damage will occur if any of the provisions of this Agreement are not performed in accordance with the terms hereof, and Purchaser shall be entitled to specific performance of the terms and conditions hereof in addition to any other remedy at law or equity.

26. NATURE AND SURVIVAL REPRESENTATIONS

     All statements contained in any certificate or other instrument delivered by or on behalf of Purchaser or Seller and the Stockholders, pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Purchaser and by Seller and the Stockholders, respectively, hereunder. All representations and warranties and agreements made by the parties hereto in this Agreement or pursuant hereto shall survive the Closing hereunder for two (2) years only; provided however, that any covenant or agreement relating to Assumed Liabilities or Excluded Liabilities pursuant to Paragraph 2(F) shall survive indefinitely.

27. EXPENSES

     The Stockholders (as for themselves and the Company) and Purchaser shall bear their respective expenses in connection with the transactions herein contemplated, including related attorneys' and accountants' fees, except that Seller and Purchaser shall share equally, at the time of payment, the filing fees associated with obtaining HSR approval, and, concurrent with the Closing, Purchaser will reimburse the Stockholders for their reasonable accountants' fees incurred in connection with the transactions herein contemplated up to a maximum of $15,000.

28. CONSTRUCTION

     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Exhibits shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates to the existence of the document or other item itself).

     The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

29. INCORPORATION OF EXHIBITS

     The Exhibits to this Agreement are incorporated herein by reference and made a part hereof. The disclosure of any matter by Seller and the Stockholders in any Exhibit qualifying a representation or warranty contained in Paragraph 6 hereof shall serve as sufficient disclosure for purposes of all of the representations and warranties contained in Paragraph 6 of this Agreement provided that the descriptive nature of any such disclosure provides sufficient notice with reasonable detail of the materials, facts or items described therein.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, or individually, as the case may be, all as of the day and year first above written.

ITEM-EYES, INC., SELLER
                                            Attest:
By: /s/ Martin Axman                        By: /s/ Marc Abramson
-----------------------------------         -----------------------------------
Its President: Martin Axman                 Its Secretary/Treasurer:

STOCKHOLDER


/s/ Martin Axman
----------------------------------
Martin Axman
870 Fifth Avenue, Apt. 17A
New York, NY 10021

STOCKHOLDER


/s/ Marc Abramson
---------------------------------
Marc Abramson
3 Heaton Court
Closter, NJ 07624

STOCKHOLDER


/s/ Ellen Becker
--------------------------------
Ellen Becker
110 Oak Drive
Roslyn, NY 11576


VINTAGE III, INC., PURCHASER
                                               Attest:
By:  /s/ Ludwig Kuttner                        By: /s/ Charles W. Clayton
-----------------------------------            -------------------------------
Its Chairman: Ludwig Kuttner                   Its Secretary/Treasurer:

                        VINTAGE III, INC./ITEM-EYES, INC.
                                  EXHIBIT LIST

         Exhibit 1(A)                    Accounts Payable
         Exhibit 1(B)                    Accounts Receivable
         Exhibit 1(C)                    Accrued Expenses
         Exhibit 1(D)                    Bank Credit Facility
         Exhibit 1(E)                    Equipment and Other Leases
         Exhibit 1(F)                    Excluded Assets
         Exhibit 1(G)                    Letters of Credit
         Exhibit 1(H)                    List of Machinery and Equipment
         Exhibit 1(I)                    Other Contracts
         Exhibit 1(J)                    Other Inventory
         Exhibit 1(K)                    Premises Leases
         Exhibit 1(L)                    Product Inventory
         Exhibit 1(M)                    Purchase Orders
         Exhibit 1(N)                    Ralph Martinez Note
         Exhibit 1(O)                    [Reserved]
         Exhibit 1(P)                    Sales Commitments
         Exhibit 1(Q)                    Transferred Employees
         Exhibit 2(A)                    Liens and Encumbrances
         Exhibit 2(A)(v)                 Prepaid Expenses and Other Assets
         Exhibit 2(A)(xi)                Licenses and Permits
         Exhibit  2(A)(xii)              Intangible Property
         Exhibit 2(B)(i)                 Bill of Sales
         Exhibit 2(B)(ii)                Assignment and Assumption Agreement
         Exhibit 2(F)(ii)(e)             Litigation and Labor Disputes
         Exhibit 3(C)(i)(a)              Axman Promissory Note
         Exhibit 3(C)(i)(b)              Guarantees
         Exhibit 3(C)(ii)                Stockholders' Promissory Notes
         Exhibit 6(B)                    Seller's Required Consents
         Exhibit 6(J)                    Insurance
         Exhibit 6(T)                    Financial Statements
         Exhibit 7(B)                    Purchaser's Required Consents
         Exhibit 9(E)                    Stockholders' Employment Agreements
         Exhibit 9(H)                    Terms of Union Agreement Amendment